Press Release

Inova Completes Network Solutions Projects Worth $928,000 in April

Las Vegas, NV May , 2011. Inova Technology (OTCBB: INVA), through its wholly-owned subsidiary, Desert Communications, has completed another $928,000 worth of network solutions projects for Alamogordo and Ysleta school districts.

“These projects were completed in April and have given us great start to the busy part of the year,” said CEO, Mr. Adam Radly. “The company has also bid on numerous additional projects and expects to report the results of those bids during May 2011”.

The company receives projects in two stages: The first stage involves being awarded the project and the second stage involves getting approved funding for the project. Projects that form part of the company's $20 million backlog are projects that are both awarded and funded.

Inova previously announced that its revenue for the nine months ended January 2011 was up by 32%, compared to the same period a year ago. The company also previously announced that it paid down $600,000 of debt in February 2011.

About Inova Technology

Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. Our objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service.

For more information please visit the company website at: http://www.inovatechnology.com or contact Gabe Hawman at phone (406) 862-1601

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.